EXHIBIT 99.7

                                  NEWS RELEASE

                           BROOKE CORPORATION APPOINTS
                 LIFE/HEALTH REGIONAL MANAGER FOR DENVER REGION

OVERLAND PARK, KS December 5, 2001 - Mike Hess, President of Brooke Corporation, announces the appointment of Jason Berning as life/health regional manager for the Denver Region. Hess states, "We are excited to have someone with Jason's life/health sales and managerial experience on board. We are confident that he can provide the leadership to help us grow our life/health sales in the region." Mr. Berning comes to Brooke from The MONY Group (formerly known as Mutual of New
York). He had been with MONY for the past nine years. His first five years with MONY were in personal production and was then promoted into management. Jason served in various managerial capacities the past four years. He managed two separate insurance sales force divisions on a national level from MONY's Kansas City office, including a national subsidiary firm of CPAs. His focus has been on sales and marketing of life & health insurance, annuities, investments, and retirement and financial planning. Jason graduated from the University of Missouri with a degree in Marketing and Economics.

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123.